Exhibit 99.1

TSYS Announces Agreement to Acquire Cayan

Acquisition Accelerates TSYS’ Position as a Leading Technology Payments Provider to Small and Medium Size Businesses in the U.S.

COLUMBUS, Ga., Dec. 18, 2017 — TSYS (NYSE: TSS), a leading global payments solutions provider across the issuing, merchant and prepaid industries, today announced it has entered into an agreement to acquire Cayan, a payment technology company focused on integrated payment solutions and merchant acquiring, in an all cash transaction valued at approximately $1.05 billion. The transaction is expected to be modestly accretive to TSYS’ net revenue growth and adjusted diluted EPS in the first full year post closing.

Cayan, a portfolio company of Parthenon Capital Partners, provides technology led acquiring services to more than 70,000 merchants and 100+ integrated partners in the U.S. Their flagship Genius platform delivers a seamless and scalable unified commerce experience across channels.

“The acquisition of Cayan strategically complements our merchant goals to become a leading payment solutions provider to small and medium size businesses in the U.S. by delivering ‘best in class’ services and solutions.” said M. Troy Woods, Chairman, President and Chief Executive Officer, TSYS. “TSYS already has tremendous scale and distribution capabilities. The addition of Cayan’s unified commerce solutions puts us in a strong competitive position to jointly offer a broader set of value-add products and services to our partners and merchants.”

“Cayan and TSYS are aligned in our strategy to provide cutting-edge payment solutions and a robust product offering to merchants across the U.S.,” said Henry Helgeson, Co-Founder and Chief Executive Officer, Cayan. “We’re excited about the opportunity to bring innovative products to a broader customer base.”

The Board of Directors of TSYS has approved the transaction, which is expected to close in Q1 2018, subject to regulatory approvals and other customary closing conditions.

Bank of America Merrill Lynch and Greenhill & Co., LLC are acting as financial advisors and Alston & Bird LLP is acting as legal advisor to TSYS. Financial Technology Partners LP is acting as financial advisor and Kirkland & Ellis LLP is acting as legal advisor to Cayan.

Conference Call

TSYS management will host a conference call today, December 18, 2017 at 9:00 a.m. ET to review the transaction. The conference call can be accessed via webcast on the ‘Investor Relations’ section of TSYS’ website at investors.tsys.com where an accompanying slide presentation will also be available. The replay will be archived for 12 months and will be available approximately 30 minutes after the completion of the call.

About TSYS

TSYS® (NYSE: TSS) is a leading global payments provider, offering innovative and secure solutions across the payments spectrum — from issuer processing and merchant acquiring to prepaid program management. We succeed because we put people, and their needs, at the heart of every decision. It’s an approach we call ‘People-Centered Payments®’.

Our headquarters are located in Columbus, Ga., U.S.A., with approximately 11,500 team members and local offices spread across 13 countries. TSYS generated revenue of $4.2 billion in 2016, while processing more than 25.5 billion transactions. We are a member of The Civic 50 and were named one of the 2017 World’s Most Ethical Companies by Ethisphere magazine. TSYS is a member of the S&P 500 and routinely posts all important information on its website. For more, visit tsys.com.

About Cayan

Cayan® is a technology company focused on transformative innovations in payments. From simple and reliable payment processing, to fully integrated, multichannel customer engagement platforms, Cayan is continuously developing new ways to unlock the power of payments. Cayan’s platforms include their Cayan® Unified Commerce Solution Suite™ and Genius® Platform - both are secure and scalable platforms that are fully configurable, tailored to a business’s unique needs and easy to implement. Headquartered in Boston, the company has multiple offices in the United States and Belfast, Northern Ireland.

Forward Looking Statements

This press release contains “forward-looking statements” – that is, statements related to future, not past, events. Forward-looking statements often address our expected future business and financial performance and often contain words such as “expect,” “anticipate,” “intend,” “believe,” “should,” “plan,” “potential,” “will,” “could,” and similar expressions. Forward-looking statements in this press release include, among others, statements about TSYS’ expected future operating results, the benefits of the proposed acquisition of Cayan (including the expected impact of the acquisition on TSYS’ net revenue growth and adjusted diluted EPS), and the expected timing for closing the acquisition. These statements are based on the current beliefs and expectations of TSYS’ and Cayan’s management, as applicable, and are subject to known and unknown risks and uncertainties. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Actual results may differ materially from those contemplated by these forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including our ability to achieve expected synergies and successfully complete the integration of Cayan, events that could give rise to a termination of the merger agreement in connection with the acquisition or to the failure to receive any necessary approvals for the acquisition, business disruption during the pendency of the acquisition or thereafter making it more difficult to maintain business and operational relationships, including that our announcement of the acquisition could disrupt our or Cayan’s relationships with financial institutions, customers, employees or other partners and the other risks and uncertainties discussed in TSYS’ filings with the SEC, including its 2016 Annual Report on Form 10-K. There can be no assurance that the acquisition will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the acquisition will be realized. We disclaim any obligation to update any forward-looking statements as a result of new information, future developments or otherwise except as required by law.

Contacts:

Emily J. Edmonds

TSYS Corporate Communications

404.985.5576

eedmonds@tsys.com

Shawn Roberts

TSYS Investor Relations

706.644.6081

shawnroberts@tsys.com

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